Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

Atour Lifestyle Holdings Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit			Maximum Aggregate Offering Price(2)			Fee Rate		Amount of Registration Fee

	Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share (1)(2)	Rule 457(a)	16,387,500	US$	4.33	(3)	US$	70,957,875	(3)	US$	0.00011020	US$	7,820
Fees Previously Paid	Equity	Class A ordinary shares, par value US$0.0001 per share (1)(2)	Rule 457(a)	68,119,215	US$	5.17	(3)	US$	352,176,342	(3)			US$	38,430
	Total Offering Amounts							US$	70,957,875				US$	7,820
	Total Fees Previously Paid												US$	38,430
	Total Fee Offsets
	Net Fee Due												US$	0

(1) American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-257343). Each American depositary share represents ordinary shares.

(2) Includes (a) Class A ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their over-allotment option and (b) all Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

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